Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-189694 on Form S-8 and Registration Statement No. 333-192137 on Form S-3 of Chambers Street Properties of our report dated February 27, 2015, with respect to the consolidated balance sheets of Duke/Hulfish, LLC and its subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement Schedule III, which report appears in the December 31, 2014, annual report on Form 10-K of Chambers Street Properties. Our report refers to a change in the method of accounting for discontinued operations in 2014 due to the adoption of FASB ASU No. 2014-8, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.
/s/ KPMG LLP
Indianapolis, Indiana
March 2, 2015